Exhibit 99.1

Union First Market Bankshares Announces Consent to Repay U. S. Treasury

Richmond, Va., December 1, 2011 - Union First Market Bankshares Corporation (the “Company”) announced it has received approval from the United States Department of the Treasury (the “Treasury”) to redeem the Preferred Stock issued to the Treasury under the Capital Purchase Program (“CPP”), which was created in the fall of 2008 under the Troubled Asset Relief Program. The Preferred Stock was assumed by the Company as part of the 2010 merger with First Market Bank, FSB.

“Union First Market Bank is one of the strongest banks in Virginia,” said G. William Beale, president and CEO of Union First Market Bankshares. “We are pleased that our regulators approved the Company’s redemption of the CPP investment, which was assumed during the merger with First Market Bank. The Company will continue to look for opportunities to improve shareholder returns either through continued organic growth or through further acquisitions.”

The Company expects to pay the U. S. Treasury approximately $35.6 million on or about December 7, 2011.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 99 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications